EXPLORATION AND DEVELOPMENT PLAN

for the

BATES-HUNTER PROJECT

Gilpin County, Colorado

United States of America

Prepared by: Glenn R. O'Gorman, P. Eng. March 1, 2004

Certificate of Qualifications

Resume of Glenn R. O'Gorman, P. Eng.

Resume of Michael W. Hibbitts, P.Geo.

APPENDICES

LIST OF FIGURES

LIST OF APPENDICES

Appendix

  Permits

  Claim Data

  Notes by Maicahel Hibbitts, P. Geo.

  Todesco Report (1997)

  Jones Letter (1939)

  Historical Information (1961)

  Ashbaug Report (1931)

EXECUTIVE SUMMARY

Cardinal Minerals Inc. intends to acquire the Bates-Hunter Gold Project located in Central City, Colorado about 35 miles west of Denver. Cardinal has entered into an agreement with Hunter Gold Mining Inc. and Hunter Gold Mining Corporation to acquire all of these companies and/or their assets for a fixed price of US $3,000,000. The terms of the agreement provide Cardinal with the opportunity and time necessary to undertake due diligence investigations and project evaluation works after which time the purchase price is due and payable. Discussions were held with George Otten, the controlling shareholder of Hunter and vendor of the property, regarding the trigger date for payment of the purchase price. It was understood from these discussions that full payment would be due some 3 to 4 months after completion of the underground diamond drilling. This would allow Cardinal Minerals Inc. sufficient time to receive and analyze the data obtained from the underground dewatering and drilling programs. The Project is permitted and can be expanded under the existing permits.

This Preliminary Assessment Report attempts to provide the necessary critical background and information about the project to permit Cardinal to evaluate the merits of the project as a basis for initiating Phase 1 exploration as detailed in the body of this report.

Lode gold was first discovered in Colorado in 1859 by John H. Gregory. The first veins discovered were the Gregory and the Bates. This discovery started a gold rush into the area with thousands of people trying to stake their claims. The Central City mining district is the most important mining district in the Front Range mineral belt. Since 1859, more than 4,000,000 ounces of gold have been mined from this district. Over 25% of this production has come from the area immediately surrounding the Bates-Hunter Gold Project. Although the Bates vein was one of the richest and most productive in the early history of the area, it was never consolidated and mined to any great depth.

Land Title was investigated at the Gilpin County Courthouse in Central City and the claims and properties were found to be owned in whole or in part by Hunter Gold Mining Inc. or by George Otten personally. Ultimately, a Land Title Insurance Company should be engaged to verify ownership. The Bates-Hunter Project lands within the City Limits are generally zoned for mining or industrial use. The Mine and Mill Permit status was investigated at the Colorado Department of Geology in Denver. Permit M -1990 - 41 covers the Bates-Hunter Mine and the Golden Gilpin Mill and is in good standing. Colorado permitting regulations allow for transfer of ownership or relocating the mine or mill site within 90 to 120 days based on technical considerations only. Substantial water rights are attached to the mine and mill permits. There is ample water to meet both present and future Project needs. The Water Discharge Permit was investigated at the Colorado Department of Public health in Denver. Permit # 0043168 is in good standing until July 31, 2007. Transfer of permit ownership requires an amendment showing the new owner and takes about 30 days to process. In general, Land Titles, Water Rights and Permits are in order but need a bit of housekeeping to clean up loose ends.

The mine site is located in the middle of a residential district within the City Limits of Central City and adjacent to a modern large Casino - Hotel complex. The Bates-Hunter Shaft is equipped with a 2 compartment 85 foot tall steel headframe and a single drum 5 foot hoist capable of using a 1" diameter rope to hoist 2 ton skips from at least 1000 feet depth. The shaft appears to be in reasonable condition and alignment and would be suitable for exploration and/or limited production and could probably be upgraded to handle about 500 tons per day from 1000 feet. Dewatering should not be difficult as the worst part of the rehabilitation has already been undertaken. A new mill will be needed.

A state-of-the-art water treatment plant has been constructed adjacent to the mine headframe. This is a significant asset given the mine site location and environmental concerns. Nearby similar plants being constructed by the State of Colorado are reported to cost in the range of $8 million.

The majority of production on the claims occurred during the period prior to 1900. Technology at that time was very primitive in comparison to today's standards. Hand steel and hand tramming was the technology of the day. The above limitations coupled with limited claim sizes generally restricted mining to the top few hundred feet on any one claim.

During the early 1900's cyanidation and flotation recovery technologies were developed along with better hoists and compressed air operated drills. Consolidation of land was a problem. Production rates were still limited due to the lack of mechanized mucking and tramming equipment. Issues that were major prior to the 1900's and 1930's are easily overcome with modern technology.

Colorado legislated their own peculiar mining problem by limiting claim sizes to 500 feet in length by 50 feet wide and incorporated the Apex Law into the system as well. A typical claim was 100 to 200 feet long in the early days. This resulted in making it extremely difficult for any one owner to consolidate a large group of claims and benefit from economics of scale. The key Becker Bates group of claims could not be obtained from a particularly belligerent owner under reasonable terms.

Historical production records indicate that at least 350,000 ounces of gold were recovered from about half of the Bates Vein alone to shallow depths averaging about 500 feet below surface. If one postulates that the other mines on the vein were equally successful, the Bates Vein alone has produced about 500,000 ounces to date. Other mines encompassed by the Bates-Hunter claim group were significant producers as well although production records have not yet been found by the author.

The Bates-Hunter gold veins are the result of fracture filling by fluids that impregnated a portion of the surrounding gneisses and granites with lower grade gold concentrations "milling ore" and usually leaving a high grade "pay streak" of high grade gold sulphides within a quartz vein in the fracture. The veins vary from 2 to 20 feet in width. Where 2 veins intersect, the intersection usually widens considerably and the grade also increases. These veins persist to depth and consist of gold rich sulphides that include some base metal credits for copper and silver. Information from the Bates-Hunter reports indicate that there are a few known and defined shoots in the mine. Fred Jones, M.E., who later became the Colorado Commissioner of Mines, worked on the Bates Hunter in 1936. He states in a letter dated 1939 that "one shoot on the lower level was continuous for a length of 440 feet with the west breast still in ore averaging 0.58 oz. Au over a 4 foot width".

GSR Goldsearch Resources drilled 2 reverse circulation holes on the property in 1990. The first hole did not intersect the Bates Vein. However, the second drilled beneath the Bates-Hunter shaft bottom intersected the Bates Vein at about 900 feet below surface. The drill cuttings graded 0.48 oz. Au/ton over 10 feet. This drill hole intersected 3 additional veins as well with significant gold assays.

The Bates-Hunter claim group encompasses approximately 7,500 linear feet of past producing veins that have historically produced about 750,000 ounces of gold to about 600 feet average depth below surface or in excess of 1,000 ounces per vertical foot. Past production records and reports indicate that the veins might average in the range of 5 feet wide and grade from 0.40 to in excess of 1 ounce Au/ton or better over about 1/2 of their length. Consolidation of the claims is the key to profitability. Economics of scale allow one to mine and process much more tonnage at much lower costs. The veins and high grade shoots still exist at the bottoms of the mines, they did not die out at depth. The small claim size and production constraints were the limiting factors that caused these mines to close. It should be possible to develop and access about 400,000 tons of "ore" above the present bottom of the Bates-Hunter shaft by exploring beneath the other shallower producers. Further exploration and development to depth could provide an additional 1 million tons or more. Approximately 50% of the known vein system will result in some exploration success.

Using a grade of 0.58 oz. Au/ton over a minimum thickness of 5 feet based on historic records, it is estimated that the Bates vein alone represents an exploration target that could host approximately 1.1 million ounces of gold to a depth of 2,400 feet. The strike lengths of the Vasa Levitt, Gettysburg and the six other veins covered by the project claims could increase this potential by a factor of two to ten. Acquisition of more mining claims covering past producers could significantly increase this potential to double or triple the above. The nearby 50 Mines Property ceased production at a depth of 1,400 feet, is still open to depth and could easily be reached and mined from the Bates-Hunter workings.

The project should initially be viewed as an exploration bet with substantial upside potential. Cardinal has acquired an option to purchase the Bates-Hunter Project subject to positive exploration results. A staged systematic approach should be used to establish mineable reserves prior to developing the property through to commercial production.

Phase 1: ($500,000 - 3 to 6 Months)

Dewater and rehabilitate the shaft and levels, map and sample all accessible historical workings and undertake preliminary metallurgical testwork. At the end of Phase 1, Cardinal will have confirmed some of the historical information regarding the Bates-Hunter property, defined some mineable mineralization, and have a good idea regarding the geological continuity, grade and thickness of the mineralization and its metallurgical characteristics. Cardinal will then be able to assess whether to continue to the next phase.

Phase 2: (650,000 - 4 months)

After dewatering and rehabilitation have been completed, a diamond drill station will need to be established on the 745 foot level about 150 feet away from the Bates vein to conduct underground diamond drilling. Diamond drilling should be targeted to explore both above and beneath the old workings and attempt to pinpoint thick high grade areas at vein intersections. The drill holes should be drilled to lengths that will allow them to pass through the Bates vein and intersect the Vasa-Levitt vein as well and explore it from it's intersection with the Bates vein. Concurrent with these activities, investigations should be undertaken to define the metallurgical characteristics of the mineralization and develop a suitable process flow sheet prior to sourcing a processing plant and mining equipment.

If the above efforts prove to be successful, the Bates-Hunter shoot on the Bates vein as well as the Vasa Levitt vein near its intersection with the Bates vein should be sufficiently defined to estimate ore reserves and decide if further expenditures are warranted.

Phase 3: ($2,711,500 - 9 months)

If the tonnages and grades encountered from the diamond drilling are high enough (say 100,000 tons in the 1 ounce range) Cardinal could then exercise its option to purchase the property and place it into early production at a small scale (in the range of 100 TPD). A new gravity, flotation and cyanidation mill will have to be built. It would cost about $2 million to undertake this including constructing a small (expandable) mill and take a little less than one year to accomplish. If Cardinal is able to place the project into production at the end of Phase 2, further exploration and development can be internally funded.

Phase 4: ($1,485,000 - 9 Months)

Phase 4 is designed to expand the reserve potential. One of the levels (probably the 600 foot level) should be driven approximately 1,000 feet to the east and west of the shaft roughly parallel to the Bates vein but at a distance of about 40 feet into the footwall. Detailed diamond drilling from this exploration drift would then be undertaken to establish mineable ore reserves sufficient to support a production rate of about 400 TPD. A reserve base of about 750,000 tons grading 0.40 oz. Au/ton would be required to support the capital expenditures required to proceed to the next phase.

Phase 5: ($4.1 Million - 9 Months)

If early results of the Phase 4 program support a mill throughput in the 400 TPD range, pre-production development can be carried out concurrent with the exploration drifting described above. When the above underground exploration program has detailed sufficient stoping reserves, stope preparation can begin and the mine can be prepared for increased production. Concurrent with undertaking pre-production development and stope preparation activities, the 100 TPD mill would need to be expanded at an estimated cost of about $2.5 to $3.5 million.

Past production data and reported grades and widths indicate that the project could support a production rate of around 400 TPD at a grade of about 0.40 oz/ton. The economics of mining at this rate and grade are favourable. The ratio of revenue to operating cost would be in the order of 2:1 resulting in an annual operating profit of about $11 million. It is estimated that it will take about 2 to 2-1/2 years to explore and develop the project through to production at 400 TPD at an estimated capital cost in the $9.5 million range. If all goes well and sufficient high grade is found to warrant going into production at 100 TPD, the project could be producing cash flow to fund other activities in as little as 18 months at a cost of about $4 million. If underground exploration is successful (phase 4), expanding the operation to 400 TPD (Phase 5) will take about another year to complete at an added cost of about $5.5 million TPD. The above costs exclude property acquisition payments, contingencies and corporate expenses. Capital payback in both instances is expected to be less than one year.

Lateral and depth extension possibilities exist within the current claim holdings along with the possibility of discovering additional and previously unknown veins. Consolidation of additional past producing mines adjacent to the existing holdings provide an excellent opportunity to significantly expand the operation and/or increase the mine operating life.

INTRODUCTION

Cardinal Minerals Inc. intends to acquire the Bates-Hunter Gold Project located in Central City, Colorado about 35 miles west of Denver. Cardinal has entered into an agreement with Hunter Gold Mining Inc. and Hunter Gold Mining Corporation to purchase all of the shares of Hunter Gold Mining Corporation and/or acquire all of this companies assets consisting of the Bates-Hunter Mine, the Golden Gilpin Mill, a water treatment plant, mining properties, claims, permits and all ancillary equipment for a fixed price of US $3,000,000. The terms of the agreement provide Cardinal with the opportunity and time necessary to undertake due diligence investigations and project evaluation works after which time the purchase price is due and payable. These investigations and works will consist of due diligence investigations into titles, permitting and potential resource issues, dewatering of the Bates-Hunter shaft, examination and sampling of accessible parts of the existing underground workings, drifting on the 745 level to establish a diamond drilling station, diamond drilling from the 745 level to define reserves in the immediate vicinity of the shaft, and conduct metallurgical testwork on the diamond drill core and underground chip samples. Discussions were held with George Otten, the controlling shareholder of Hunter and vendor of the property regarding the trigger date for payment of the purchase price. It was understood from these discussions that full payment would be due some 3 to 4 months after completion of the underground diamond drilling. This would allow Cardinal Minerals Inc. sufficient time to receive and analyze the data obtained from the underground dewatering and drilling program. The Project is permitted and can be expanded under the existing permits.

The author was commissioned Mr. Andy Schwab, Director and Corporate Secretary of Cardinal Minerals Inc., to assess the project on their behalf. The author undertook a site visit of the Bates-Hunter Gold Project from December 11th to 13th and returned with Mr. Michael Hibbitts P.Geo. for further investigations from February 7th to 10th. Mr. Hibbitts appraisal of this project have been incorporated into this report however a short letter report by Mr. Hibbitts is appended to this report along with scanned historical data upon which he based his opinions. In preparing this report, the author has relied upon data, observations, interpretations and conclusions of previous workers on the property. The author has become familiar with the Bates-Hunter Project and is confident that the technical data pertaining to it were properly collected and documented, and that they are reasonably representative of the geology and resources of the property. The author has not independently verified the data pertaining to measured, indicated and inferred resources or past production, and cannot accept responsibility for them. The provenance of technical data is clearly indicated within the text of this report; the respective authors are listed in the bibliography which forms part of this report.

The Bates-Hunter Mine Site, the Golden Gilpin Mill Site were examined with George Otten, one of the owners. Permitting, Water Rights and Land Title issues were investigated at various government offices. Some historical information and data were located and reviewed in the archive section of the Colorado School of mines. George Otten, the vendor, provided the authors with further anecdotal and historical information regarding the project. Historical information regarding this project consist of scattered remnants of data that will require considerable time and effort to unearth in old archives, libraries and historical museums. This Preliminary Assessment Report attempts to provide the necessary critical background information about the project to permit Cardinal Minerals Inc. to evaluate the merits of the project as a basis for initiating Phase 1 Exploration activities as detailed in the body of this report.

LOCATION

The Bates Hunter Project is located about 35 miles west of Denver, Colorado via US Highway 6 and State Highway 119. The Bates-Hunter mine is located within the city limits of Central City while the mill lies about 1 mile by paved road to the north in Black Hawk, along Highway 119 (Figure 1). The Central City mining district lies on the east slope of the Front Range where elevations range from 8,000 in the east to 9,750 feet in the west. Local topography consists of gently rolling hills with local relief of as much as 1,000 feet.

PERMITS AND OWNERSHIP

Land Title:

Land Title was investigated at the Gilpin County Courthouse in Central City. The claims and properties purported to be available as listed in David L. May's 1996 report were found to be owned in whole or in part by Hunter Gold Mining Inc. or by George Otten personally as a result of George having paid tax arrears on particular parcels. Tax sale ownership is subject to being returned to the original owner upon payment of all tax arrears within specified times and conditions. It is understood from discussions with George that land owned by him personally under these terms was previously owned by Hunter Gold and was acquired by him in order to keep the land package intact. At least one (1) minor clerical error exists in these records that according to the Courthouse clerical staff can be rectified. Ownership and status are relatively easy to obtain; samples of this information are attached as Appendix A. George Otten either owns or can acquire additional adjacent properties and land to better serve the project needs. Ultimately, a Land Title Insurance Company should be engaged to verify ownership based on the final negotiated property acquisition terms in order to specifically define limitations that exist with respect to land use and mining issues. In some cases, mining is restricted to that portion of the vein that lies 300 feet or 400 feet below surface. These are not considered to be critical issues but they do need to be well defined. Land transfer can be quickly and simply accomplished by submitting a Quit Claim Deed and paying the appropriate fees. The Bates-Hunter Project lands within the City Limits are generally zoned for mining or industrial use.

Mine & Mill Permit:

The Mine and Mill Permit status was investigated at the Colorado Department of Geology in Denver. Permit M -1990 - 41 covers the Bates-Hunter Mine and the Golden Gilpin Mill and is in good standing. A CD copy of all records pertaining to this permit were obtained along with a paper copy of the latest communication which shows that a 2002 activities report must be filed in order to keep the permit in good standing. This is not a major issue in that there have been no activities and the report consists of a null report. The Colorado Department of Geology is not overly concerned about the absence of the 2002 report. The Permit can be transferred quickly along with the mine and mill assets or expanded upon within 90 to 120 days from application for modification.

Colorado permitting regulations allow for transfer of ownership or relocating the mine or mill site. The process is the same whether applying for a transfer or a new permit. The state is obligated to grant the permit based on technical considerations only. The Colorado Department of Geology advised that permits for using cyanide have been granted recently with the codicil that the tailings pond must be lined with an impermeable synthetic liner and that cyanide destruction must be incorporated into the process. They also advised that they have not refused to issue a permit and that any permit application which has failed has been due to the applicant abandoning the permitting process.

Water Rights:

Substantial water rights are attached to the mine and mill permits. Any water pumped out of the mine can be used by the Project prior to discharging to the environment. It is estimated that the mine presently produces about 50 to 100 GPM. The Mill owns 1 share of the Hope water rights (dating back to 1879) which allows the mill to draw 1 acre foot of water per day (about 240 GPM). In addition, more shares can be leased from other owners of Hope Water Rights. The mine also own the right to any water pumped out of the mine which has been historically estimated to be in the order of 125 GPM. There is ample water to meet both present and future Project needs.

Water Discharge Permit:

The Water Discharge Permit was investigated at the Colorado Department of Public health in Denver. Permit # 0043168 is in good standing until July 31, 2007 and allows the Bates-Hunter to discharge up to 700 GPM but at present is modified to 300 GPM in keeping with the most recent pumping rates when the Bates-Hunter was partially dewatered and rehabilitated in the late 1980's. A copy of the present permit status is attached for perusal. This permit contains a temporary modification until December 31, 2004 that prohibits discharge of water during zero stream flow periods unless the discharge quality meets stream water specifications (i.e. No dilution effects can be used). Transfer of permit ownership requires an amendment showing the new owner and takes about 30 days to process.

General:

In general, Land Titles, Water Rights and Permits are in order but need a bit of housekeeping to clean up loose ends.

SITE FACILITIES

Mine:

The mine site is located in the middle of a residential district within the City Limits of Central City and adjacent to a modern large Casino - Hotel complex (Figure 2). The surficial land area surrounding the mine site is small and fragmented although George Otten has slowly acquired more surface lots and minerals rights and can acquire more. Cardinal is currently negotiating the acquisition of the Sayre Bates, Baxter Bates and intervening claims along with surficial rights immediately adjacent to the headframe.

The shaft is presently flooded to about 100 feet from the collar and was not examined in detail underground. A cursory surface inspection down the shaft was undertaken. The Bates-Hunter Shaft is equipped with a 2 compartment 85 foot tall steel headframe and a single drum 5 foot hoist capable of using a 1" diameter rope to hoist 2 ton skips from at least 1,000 feet depth. The inclined shaft, driven down the vein, dips at an average of about 82 degrees and has been rehabilitated and retimbered to the 212 foot level. Stoping was conducted adjacent to both sides of the shaft without leaving any lateral pillar support.

Other site facilities include minimal support infrastructure such as a small office, mine dry with toilet facilities and showers and a small shop. The shaft appears to be in reasonable condition and alignment and would be suitable for exploration and/or limited production and could probably be upgraded to handle about 500 tons per day from 1000 feet. Speed limitations due to a few jogs in alignment and dip variations due to having driven the shaft down the vein make it unsuitable for mining to depth. Water inflow into the mine is reported to be light and in the order of 50 to 100 GPM. Dewatering should not be difficult as the worst part of the rehabilitation has already been undertaken. Historical information indicates that some difficulty was encountered at the 300 and 500 foot levels when the mine was last dewatered in the mid 1930's. Rehabilitation work undertaken at that time should still be in good condition since the shaft has been flooded ever since. When it was last dewatered to the 212 foot elevation soundings taken below the 212 foot elevation indicate that the remainder of the shaft is substantially clear of debris.

Mill:

The mill is not suitable for Cardinal's purposes. It is too small and could not easily be expanded to meet the envisioned production needs. Access to the mill for haulage purposes is hazardous. I don't imagine that recoveries above 80% could be reliably achieved. The only real value in the mill is the water rights attached to it and for a possible land sale to the adjacent casino. A new mill will be needed.

Water Treatment Plant:

A state-of-the-art water treatment plant has been constructed adjacent to the mine headframe and is reportedly capable of treating 300 to 700 GPM of mine or tailings water discharge. It is actually permitted for 700 GPM. Construction and operation of the plant was never realized. The plant needs minor finishing work such as completion of wiring-in of equipment and minor installations for it to be usable. This is a significant asset given the mine site location and environmental concerns. Nearby similar plants being constructed by the State of Colorado are reported to cost in the range of $8 million. It may be possible to easily upgrade this facility to handle substantially more discharge. Discussions are in progress whereby the State of Colorado is considering operating the plant themselves (and paying all operating costs) to clean up local stream water and undertaking to treat any waters pumped from the mine since in return for providing the state with the right to use the plant.

HISTORY

General:

Lode gold was first discovered in Colorado in 1859 by John H. Gregory. The first veins discovered were the Gregory and the Bates. This discovery started a gold rush into the area with thousands of people all trying to stake their claims. The late arrivals attempted to have the existing claims reduced to 25 feet in length. The Central City mining district is the most important mining district in the Front Range mineral belt. Since 1859, more than 4,000,000 ounces of gold have been mined from this district. Over 25% of this production has come from the area immediately surrounding the Bates-Hunter Gold Project (Figure 2). Although the Bates vein was one of the richest and most productive in the early history of the area, it was never consolidated and mined to any great depth. For further historical and geological information regarding the Central City mining district refer to the attached geological Report on the Bates Hunter Mine by Steven A. Todesco.

Mining and Milling:

The majority of production on the claims occurred during the period prior to 1900. Technology at that time was very primitive in comparison to today's standards. Processing technology of that era incorporated gravity separation and amalgamation of free gold and direct smelting of high grade ores. Because of this, the miners were only able to mine and process oxidized ores which had been broken down over time to remove base metals and sulphides (acid leaching) and leave an enriched iron oxide filled quartz vein. Once mining reached the water table, sulphide ores were hand cobbed in the stopes and only the high grade direct smelting ores were brought to surface. The stope fill in many of these old mines grades as high as 1 oz. Au per ton and commonly in the 0.5 oz range. Two assays found on an old map of the 475 level of the Becker-Bates showed that the waste fill assayed 0.16 and 0.24 oz Au/ton.

Dewatering of mines was accomplished by bailing with a bucket at the end of the hoist rope (if they had a hoist). Hoisting limitations where a shaft was driven down the vein severely hampered production capacity as well. The sinuous inclined shafts required hoisting to be kept at slow speeds which in turn affected water removal efforts. Frequently, a mine had to bail water for 2 shifts per day then hoist ore and waste and bring down materials on only one shift per day. Ventilation was also a major problem as ventilation fans had not been developed. Hand steel and tramming was the technology of the day. Large mines of the era employed mules for tramming purposes. Hand steeling was a slow process that limited level advance rates to a few feet per day. The above limitations coupled with limited claim sizes generally restricted mining to the top few hundred feet on any one claim.

During the early 1900's cyanidation and flotation recovery technologies were developed along with better hoists and compressed air operated drills. During this period the area saw a resurgence in mining however it was not a strong one because of land title issues and disputes coupled with unreasonable demands from claim owners. Consolidation of land was a problem particularly around the Bates-Hunter area. Where a company was able to consolidate ownership of a sufficiently large group of claims, the mine prospered and gold was mined to depths of 2,400 feet in the area. Production rates were still limited due to the lack of mechanized mucking and tramming equipment. Diamond drilling was not developed until the mid 1930's and would have greatly assisted operators of that era to locate and define high grade shoots and additional veins. Issues that were major prior to the 1900's and 1930's are easily overcome with modern technology.

Information regarding the metallurgical characteristics of the mineralization is sketchy but generally indicates that the mineralization is complex. Processing will probably consist of producing a bulk sulphide flotation concentrate for sale to a smelter coupled with fine grinding and cyanidation of the flotation tails.

Property:

Colorado legislated their own peculiar mining problem by limiting claim sizes to 500 feet in length by 50 feet wide and incorporated the Apex Law into the system as well. A typical claim was 100 to 200 feet long in the early days. This resulted in making it extremely difficult for any one owner to consolidate a large group of claims and benefit from economics of scale. A number of unsuccessful attempts were made to consolidate the present day Bates-Hunter claim group under a single ownership during the early 1900's however these were largely unsuccessful because the key Becker Bates group of claims could not be obtained from a particularly belligerent owner under reasonable terms. Attempts were made to finance work on the remainder of the claims with limited success. The W.W.II Production Limiting Order # 208 effectively shut down gold mining in the area and throughout Colorado and the United States in mid 1942. The present Bates-Hunter claim group still does not include the key Sayre-Bates and Becker Bates claim group (Figure 3) but it is understood through discussions with George Otten that these can be acquired for a reasonable cost. Cardinal is currently taking steps in this regard.

Past Production:

Historical production records indicate that at least 350,000 ounces of gold were recovered from about half of the Bates Vein alone to shallow depths averaging about 500 feet below surface (Figure 3). If one postulates that the other mines on the vein were equally successful, the Bates Vein alone has produced about 500,000 ounces to date. The German Vein reportedly produced about 140,000 ounces as well. The Buell Mine produced some 30,000 ounces. Other mines encompassed by the Bates-Hunter claim group were significant producers as well although production records have not yet been found.

GEOLOGY & RESERVES

Geology:

The regional geology of the Central City district is not "simple" but the economic geology is classically simple. The Precambrian granites and gniesses in the area were intensely fractured during a faulting event resulting in the emplacement of many closely spaced and roughly parallel veins (Figure 4). The veins are the result of fracture filling by fluids that impregnated a portion of the surrounding gneisses and granites with lower grade gold concentrations "milling ore" and usually leaving a high grade "pay streak" of high grade gold sulphides within a quartz vein in the fracture. There are two veins systems present, one striking east-west and the other striking sub parallel to the more predominant east-west set. These veins hosted almost all of the gold in the camp. The veins vary from 2 to 20 feet in width and dip nearly vertical. Where 2 veins intersect, the intersection usually widens considerably and the grade also increases, sometimes to bonanza grades. In the Timmins camp, this same feature was described as a "blow out" and resulted in similar grade and thickness increases. The Bates vein in the area of the Bates-Hunter has been reported to have both sets of veins and extremely rich "ore" where the two veins intersected. These veins persist to depth and consist of gold rich sulphides that include some significant base metal credits for copper and silver.

Professional Paper 474-C "Geology of the Precambrian Rock of the Central City District, Colorado (1964)" indicates that certain wall rocks coincide with the existence of higher grade shoots. Fault gauge formed from Microcline gneiss wall rock are found to be the most continuous and of the highest grades. Limited available data indicates that Microcline gneisses form the wall rocks of the majority of the Bates vein.

Reserves:

There are no reserves per se on the claim group, however, historical data leaves no doubt that a significant amount of high grade gold still remains on the claim group. Information gleaned from historical Bates-Hunter reports indicate that there are at least a few known and defined shoots in the mine that were not mined prior to closure. The Bates-Hunter mine was last opened in the late 1930's. Fred Jones, M.E., who later became the Colorado Commissioner of Mines, worked at the Bates Hunter in 1936. He stated in a letter dated 1939 that "there were 3 shoots of ore opened on the 300, 700 and 800 (745?) levels. One shoot on the lower level was continuous for a length of 440 feet with the west breast still in ore averaging 0.58 oz. Au over a 4 foot width".

GSR Goldsearch Resources drilled 2 reverse circulation holes on the property in 1990. The first hole did not intersect the Bates Vein. However, the second drilled beneath the Bates-Hunter shaft bottom intersected the Bates Vein at about 900 feet below surface. The drill cuttings graded 0.48 oz. Au/ton over 10 feet (Figure 5). This value agrees with historical grades and thickness reports for the Bates vein. This drill hole also intersected 3 additional veins with significant gold assays (Figure 6).

The only data unearthed during this investigation pertained to the Bates vein. Further research into archives will undoubtedly provide information pertaining to past production and resource potential on the Vasa Levitt, Gettysburg and six other vein systems which form part of the property package. It cannot be over stressed that finding reliable and pertinent data for specific claims or veins in the Central City district will be a slow and painstaking but potentially profitable exercise. This report discusses only the Bates vein potential at this time due to the above. We have used the known past production of the Bates vein to size and rank the Bates-Hunter Project as an excellent exploration target.

The Bates-Hunter claim group encompasses approximately 7,500 linear feet of past producing veins that have historically produced about 750,000 ounces of gold to about 600 feet average depth below surface or in excess of 1000 ounces per vertical foot. Underground mining is usually comfortably undertaken at a rate of 0.5 vertical feet per day or roughly 500 ounces per day (150,000 ounces per year). While this may seem optimistic, past production records and reports indicate that the veins might average in the range of 5 feet wide and grade from 0.40 to 1 ounce Au/ton or better over about 1/2 of their length which is of the same order of magnitude (500 ounces per vertical foot). The longitudinal section on Figure 3 was used as a rough measure to estimate open potential. Approximately 50% of the known vein system will result in some exploration success. Using a grade of 0.58 oz. Au/ton over a minimum thickness of 5 feet based on historic records, it is roughly estimated that the Bates vein alone represents an exploration target that could host approximately 1.1 million ounces of gold to a depth of 2,400 feet. The strike lengths of the Vasa Levitt, Gettysburg and the six other veins covered by the project claims could increase this potential by a factor of two to ten. Acquisition of other contiguous properties could again double or triple this potential. There is no doubt that gold can be found on the property.

Consolidation of the claims is the key to profitability. Economics of scale will allow one to mine and process much more tonnage at much lower costs. The veins and high grade shoots still exist at the bottoms of the mine, they did not die out at depth. The small claim sizes, metallurgical complexities and production constraints were the limiting factors that caused these mines to close. Based on the above, it should be possible to develop and access about 400,000 tons of "ore" above the present bottom of the Bates-Hunter shaft by exploring beneath the other shallower producers. Further exploration and development to depth could provide an additional 1 million tons or more. Acquisition of more mining claims covering past producers could significantly increase this potential by mutiple factors. The nearby 50 Mines Property ceased production at a depth of 1,400 feet and is still open to depth and could easily be reached and mined from the Bates-Hunter workings.

CONCLUSIONS

The project should initially be viewed as an exploration bet with substantial upside potential. Previous estimates as contained within the attached Todesco Report of the economic potential of mining at a rate of around 100 TPD are flawed in that exploration, pre-production and operating cost are significantly underestimated. The existing 100 TPD mill is considered to be inadequate for present intended purposes however the water rights attached to the mill permit are a definite asset.

Past production data and reported grades and widths indicate that the project could support a production rate of around 400 TPD at a grade of about 0.40 oz/ton. Should the actual in-situ grades prove to be substantially higher (as is suspected), a much smaller production rate could be considered upon completion of Phase 2 underground drilling. There is a potential in the short term of developing about 500,000 tons of mineable reserves above the present Bates-Hunter shaft bottom which would be sufficient for at least 3 years production at 400 TPD (12 years at 100TPD) and the down dip potential and lateral expansion possibilities is many times larger. The economics of mining at 400 TPD are favourable. The ratio of revenue to operating cost would be in the order of 2:1 resulting in an annual operating profit of about $11 million. The capital costs required to explore and develop the project through to production are estimated to be in the $9.5 million range excluding property acquisition costs, corporate overhead charges and contingencies. Capital payback is estimated to be less than one year.

Lateral and depth extension possibilities exist within the current claim holdings along with the possibility of discovering additional and previously unknown veins. Consolidation of additional past producing mines adjacent to the existing holdings provide an excellent opportunity to significantly expand the operation and/or increase the mine operating life.

The long term potential of the Bates-Hunter Project is the depth and strike continuation of known veins and others that may be discovered from underground exploration activities. If the known veins continue to the 2,400 foot level as they did on the adjacent Fifty Mines Property which produced over 1 million ounces, the Bates Hunter Project could produce in the order of 1 million ounces of gold to that depth as well. The Fifty Mines property could be acquired and mined below the 1400 foot level as part of the Bates-Hunter Project.

RECOMMENDATIONS

Cardinal Minerals Inc. has acquired an option to purchase the Bates-Hunter Project subject to positive exploration results. Based on historical data, the Bates- Hunter project represents a real exploration target that could yield significant gold production. A staged systematic approach should be used to establish mineable reserves prior to developing the property through to commercial production. Cardinal should dewater and rehabilitate the shaft and explore the property with underground drilling to confirm the existence of mineralization below the abandoned workings and undertake metallurgical testwork prior to making a final purchase commitment. During this phase, Cardinal should pursue investigations in preparation for production such as locating and acquiring a suitable mill and mining equipment and facilities as well as acquire additional surface rights in the immediate area around the mine site for constructing new processing facilities. Tailings disposal will be an issue. Most of the tailings can be sent back underground as stope fill but about 30% will need to be disposed of in old workings on the property or at a new tailings site. Cost and timing estimates are outlined below. Currencies are US$ and do NOT include any contingencies.

Phase 1: ($500,000 - 3 to 6 Months)

Dewater and rehabilitate the shaft and levels, map and sample all accessible historical workings and undertake preliminary metallurgical testwork.

The initial dewatering and rehabilitation to the 212 foot level has already been accomplished during the 1980's. Timbered areas which have remained submerged will be in good condition and should not require much rehabilitation. It is estimated that the shaft could be dewatered and rehabilitated in as little as 3 months based on a 300 GPM pumping rate. However, a 3 to 6 month time frame and a substantial contingency should be allowed due to uncertainties associated with underground dewatering and rehabilitation. The costs associated with this are estimated to be in the $500,000 range excluding corporate overhead charges and contingencies. The overall time frame necessary to undertake Phase 2 activities is in the 3 to 6 month range.

At the end of Phase 1, Cardinal will have confirmed some of the historical information regarding the Bates-Hunter property, defined some mineable ore, and have a good idea regarding the geological continuity, grade and thickness of the mineralization and its metallurgical characteristics. Cardinal will then be able to asses whether to continue to the next phase.

Phase 2: (650,000 - 4 months)

After dewatering and rehabilitation have been completed, a diamond drill station will need to be established on the 745 level about 150 feet away from the Bates vein to conduct underground diamond drilling. Establishing this diamond drill station will entail driving a small crosscut and excavation of a diamond drill station. This should take about 1 month to accomplish.

Diamond drilling should be targeted to explore both above and beneath the old workings and attempt to pinpoint thick high grade areas at vein intersections. The drill holes should be drilled to lengths that will allow them to pass through the Bates vein and intersect the Vasa-Levitt vein as well and explore it from it's intersection with the Bates vein. It is estimated that approximately 10,000 feet of drilling will be needed over a 3 month period.

Concurrent with these activities, investigations should be undertaken to define the metallurgical characteristics of the mineralization and develop a suitable process flow sheet prior to sourcing a processing plant and mining equipment. Exposed vein materials in the old workings will be sampled so that fresh material is available for metallurgical testwork. Drill core sample rejects can also be used to aid in this task. It is expected that detailed metallurgical testwork will take about 3 months to complete.

Assaying delays, data compilation and report preparations will add about 3 months to this time line before a positive decision can be reached regarding further expenditures on the project.

The costs associated with this are estimated to be in the $650,000 range excluding corporate overhead charges and contingencies. The overall time frame necessary to undertake Phase 2 activities is in the 7 month range.

If the above efforts prove to be successful, the Bates-Hunter shoot on the Bates vein as well as the Vasa Levitt vein near its intersection with the Bates vein should be sufficiently defined to estimate ore reserves and decide if further expenditures are warranted.

Phase 3: ($2,711,500 - 9 Months)

f the tonnages and grades encountered from the diamond drilling are high enough (say 100,000 tons in the 1 ounce range) Cardinal could exercise its opportunity to purchase the property and place it into early production at a small scale (in the range of 100 TPD). A new gravity, flotation and cyanidation mill will have to be built. It would cost about $2 million to undertake this including constructing a small (expandable) mill and take a little less than one year to accomplish. If Cardinal is able to place the project into production at the end of Phase 2, further exploration and development can be internally funded.

Phase 4: ($1,200,000 - 9 Months)

Phase 4 is designed to expand the reserve potential. One of the levels (probably the 600 foot level) should be driven approximately 1,000 feet to the east and west of the shaft roughly parallel to the Bates vein but at a distance of about 40 feet into the footwall. An additional 8,000 feet of diamond drilling from surface will be needed in order to position this exploration drift. Detailed diamond drilling from this exploration drift would then be undertaken to establish mineable ore reserves sufficient to support a production rate of about 400 TPD. This will take about 6 months to complete and cost in the range of about $1.2 million dollars. A reserve base of about 750,000 tons grading 0.40 oz. Au/ton would be required to support the capital expenditures required.

Phase 5: ($4.2 Million - 9 Months)

If early results of the Phase 4 program support a mill throughput in the 400 TPD range, pre-production development can be carried out concurrent with the exploration drifting described above. When the above underground exploration program has detailed sufficient stoping reserves, stope preparation can begin and the mine can be prepared for production. The hoist will need to be replaced with a double drum hoist and the shaft outfitted for production. If pre-production development and stope preparation activities are not carried out concurrent with the underground exploration activities outlined above, they are expected to take about 15 months to complete at a cost of about $2.6 million including contingencies and add about 6 months to the schedule.

Concurrent with undertaking pre-production development and stope preparation activities, the 100 TPD mill will need to be expanded at an estimated cost of about $2.5 to $3.5 million.

If all goes well and sufficient high grade is found to warrant going into production at 100 TPD, the project could be producing cash flow to fund other activities in as little as 18 months at a cost of about $4 million. If underground exploration is successful (phase 4), expanding the operation to 400 TPD (Phase 5) will take about another year to complete at an added cost of about $5.5 million TPD. The above costs exclude property acquisition payments, contingencies and corporate expenses. Capital payback in both instances is expected to be less than one year.

As mining proceeds, the depth extension of the property needs to be explored along with the acquisition of more past producing mines in order to expand the operation. A new shaft will need to be sunk within a few years in order to be able to mine beneath the present workings.

BUDGET

Phase 1: Undertake shaft dewatering, mapping, sampling and preliminary metallurgical testwork activities Months 1 through 3 (Possibly more)

Shaft Dewatering & Level Rehabilitation
5 Men for 3 months @ $160/day	50,000
Equipment	50,000
Supplies	100,000
Water Treatment Plant Commissioning
Commission Water Treatment Plant	30,000
Purchase and Install Sludge Filter	40,000
Water Treatment Plant Operations
4 men for 3 months @ $120/day	30,000
Supplies (3 months @ $20,000/month)	60,000
Site Supervision, Maintenance and Overheads
Mechanical/Electrical
1 Man for 3 months @ $200/day	12,500
Engineering, Geology and Supervision
Manager 3 months @ $7,500/month	22,500
Geologist 3 months @ $5,000/month	15,000
Engineering (part-time)	15,000
Assaying, Drafting, Misc.	20,000
Overhead
Power, Fuel, Vehicles, Communications	10,000
Specialized Consultants (Allowance)	30,000
Preliminary metallurgical testwork	10,000
Misc. Fees (Taxes, Permits, Insurance, etc.)	5,000
Total Dewatering and Shaft Rehabilitation	$ 500,000

Phase 2: Underground Diamond Drilling and Metallurgical Testwork Months 4 through 7

Level Development
5 Men for 1 months @ $160/day	20,000
Equipment	5,000
Supplies	15,000
Water Treatment Plant Operations
1 man for 7 months @ $120/day	25,000
Supplies (7 months @ $5,000/month)	35,000
Underground Diamond Drilling
10,000 feet @ $15/foot	150,000
Site Supervision, Maintenance and Overheads
General Labour
2 men for 7 months @ $140/day	50,000
Supplies	15,000
Mechanical/Electrical (intermittent)
1 Man for 2 months equivalent @ $200/day	5,000
Engineering, Geology and Supervision
Manager 7 months @ $7,500/month	52,500
Geologist 7 months @ $5,000/month	35,000
Engineering (part-time)	25,000
Assaying, Drafting, Reporting, Misc.	50,000
Overhead
Power, Fuel, Vehicles, Communications	20,000
Pre-production Planning & Preparation	60,000
Metallurgical Testwork	40,000
Specialized Consultants (Allowance)	30,000
Misc. Fees (Taxes, Permits, Insurance, etc.)	5,000
Total Diamond Drilling and Metallurgical Testwork	$ 637,500

Phase 3: Undertake pre-production development and stope preparation Construct a new 100 TPD mill and place the property into production. Months 10 through 18

Mine and Stope Development (1,000 ft @ $250/ft)	250,000
Mining Equipment	200,000
Support Personnel
3 Men for 6 months @ $160/day	50,000
Supplies	100,000
Water Treatment
1 man for 9 months @ $120/day 20,000 Supplies (9 months @ $5,000/month)	45,000
Site Supervision, Maintenance and Overheads
Mechanical/Electrical
2 Men for 9 months @ $200/day	75,000
Engineering, Geology and Supervision
Manager 9 months @ $7,500/month	67,500
Geologist 9 months @ $5,000/month	45,000
Engineering 9 months @ $6,000/month	54,000
Assaying, Surveying, Drafting, Misc.	50,000
Overhead
Power, Fuel, Vehicles, Communications	30,000
Production Planning & Preparation	60,000
Specialized Consultants (Allowance)	150,000
Misc. Fees (Taxes, Permits, Insurance, etc.)	15,000
Processing and Tailings Management Facilities	1,500,000
Total Phase 3	$2,711,500

Phase 4: Undertake exploration drifting and diamond drilling to establish reserves and define stoping blocksMonths 10 through 18

Surface Diamond Drilling (8,000 ft @ $15/ft)	$100,000
Underground Exploration Drifting (2,000 ft @ $250/ft)	500,000
Underground Diamond Drilling
20,000 feet @ $15/foot	300,000
Support Personnel
3 Men for 6 months @ $160/day	60,000
Supplies	100,000
Water Treatment
1 man for 6 months @ $120/day 20,000 Supplies (6 months @ $5,000/month)	30,000
Site Supervision, Maintenance and Overheads
Mechanical/Electrical
1 Man for 6 months @ $200/day	25,000
Engineering, Geology and Supervision
Manager 6 months @ $7,500/month	45,000
Geologist 6 months @ $5,000/month	30,000
Engineering (part-time)	30,000
Assaying, Surveying, Drafting, Misc.	40,000
Overhead
Power, Fuel, Vehicles, Communications	10,000
Pre-production Planning & Preparation	60,000
Specialized Consultants (Allowance)	30,000
Misc. Fees (Taxes, Permits, Insurance, etc.)	5,000
Feasibility Study	100,000
Total Phase 4	$1,485,000

Phase 5: Undertake pre-production development and stope preparation Expand 100 TPD mill to 400 TPD Months 19 through 28

Mine and Stope Development (2,000 ft @ $250/ft)	500,000
Underground Diamond Drilling
10,000 feet @ $15/foot	150,000
Mining Equipment	100,000
Support Personnel
3 Men for 9 months @ $160/day	75,000
Supplies	150,000
Water Treatment
1 man for 9 months @ $120/day	20,000
Supplies (9 months @ $5,000/month)	45,000
Site Supervision, Maintenance and Overheads
Mechanical/Electrical
2 Men for 9 months @ $200/day	75,000
Engineering, Geology and Supervision
Manager 9 months @ $7,500/month	67,500
Geologist 9 months @ $5,000/month	45,000
Engineering 9 months @ $6,000/month	54,000
Assaying, Surveying, Drafting, Misc.	50,000
Overhead
Power, Fuel, Vehicles, Communications	30,000
Production Planning & Preparation	60,000
Specialized Consultants (Allowance)	150,000
Misc. Fees (Taxes, Permits, Insurance, etc.)	15,000
Processing and Tailings Management Facilities	2,500,000
Total Phase 5	$4,086,500

TOTAL ESTIMATED PROJECT COST	$9,510,000

Note: No allowance has been made for any contingencies

BIBLIOGRAPHY

Ashbaugh, Lewis E., (1931) Report on the Bates Bonanza Mines

Billings, R.S., (1912) Report on the Mines and Mills of the U.P.R. Milling and Mines Company of Gilpin County, Colorado. (Private Co. Report)

Jones, F., (1937) Letter to Mr. Harry M. Williamson

Jones, F., (1939) Report on The Bates Hunter Group of Mines

Lovering, T.S. And Goddard, E.M., (1950) Geology and Ore Deposits of the Front Range, Colorado, USGS Prof. Paper 223

May, David L., (May 1996) Bates Hunter Mine and Golden Gilpin Mill, Geologic Report for Hunter Gold Mining Corp.

Minsearch Inc. (1989) The Bates Hunter Mining Property, Central City Mining District, Colorado, (Private Company Report for Central City Consolidated Mining)

Sims, P.K., Drake, A.A. Jr., and Tooker, E.W., (1963) Economic Geology of the Central City District, Gilpin County, Colorado; USGS Prof. Paper 359

Tedesco, Stephen, A. (1997) Geologic Report on the Bates Hunter Mine and Golden Gilpin Mill for Hunter Gold Mining Corporation

Williamson Mine Correspondence (March 20, 1961)

Various unpublished private companies maps and data.

Various Unpublished Maps and Data located in the Archives of The Col. School of Mines

CERTIFICATE OF QUALIFICATIONS

FOR

GLENN R. O'GORMAN, P. Eng.

I, Glenn R. O'Gorman, President of OREM Inc., do hereby certify that:

1. I am an Independent Consulting Professional Mining Engineer residing at 8952 - 216A Street, Langley, B.C., Canada V1M 4C7.

2. I am a graduate of Queen's University of Kingston, Ontario, 1974, with the degree of Bachelor of Applied Science in Mining Engineering.

3. I have been a practicing mining engineering and have worked as a miner, Mine Operator, Consulting Engineer and Corporate Executive over a span of 30 years since 1974. I have been a Registered Member in good standing of the British Columbia Association of Professional Engineers and Geoscientists since 1995, a member of the Association of Professional Engineers of Ontario since 1974 and a member of the Order of Engineers of the Province of Quebec since 1979. I have been a member of both the Canadian Institute of Mining (CIM) and the Society of Mining Engineers of the American Institute of Mining Engineer for over 25 years.

4. This report is based on two field visits made to the Bates-Hunter Gold Project during December 2003 and February 2004, and on reports, maps, and other documents examined or acquired while examining the Bates-Hunter Operations and in various state and county archives in the state of Colorado.

5. No limitation has been imposed upon my access to the property or to persons, information, data or documents relevant to the subject matter of this report.

6. As of the date of this certificate, I have disclosed all relevant material of a technical nature which to the best of my knowledge might have a bearing on the viability of the project or the recommendations contained within this report. I am not aware of any material fact or material change not reflected in this report, the omission to disclose which makes this report misleading.

7. I neither have any interest or securities, directly or indirectly, nor do I expect to receive any direct or indirect interest or securities in Cardinal Minerals Inc., Hunter Gold Mining Inc. or any affiliate thereof that is the subject of this report.

8. This report may be used in a Statement of Material Facts or similar document, but may not be abbreviated or excerpted without my written consent.

9. This report has not been prepared in compliance with National Instrument 43-101 "Standards of Disclosure for Mineral Exploration and Development and Mining Properties".

Signed at Vancouver B.C. this 1st day of March, 2004.

Glenn R. O'Gorman. P.Eng.